Exhibit 99.1

News Release

Date:	Wednesday, August 5, 2009

Contact:	Greg Gibson, Chief Executive Officer or Roger Mobley, Chief Financial Officer
(828) 243-5175 or (828) 697-3106

Release Date:	For Immediate Release

1st Financial Services Corporation Reports Second Quarter Earnings

HENDERSONVILLE, N.C. / August 5 / PRNewswire / 1st Financial Services Corporation (OTCBB:FFIS), parent company of Mountain 1st Bank & Trust Company reported a net loss of $1.5 million or $0.34 per diluted share for the second quarter of 2009. This compares with net income of $508 thousand or $0.10 per diluted share earned during the same period in 2008. For the six months ended June 30, 2009 the Company reported a net loss of $1.1 million or $0.32 per diluted share as compared with net income of $1.3 million or $0.25 per diluted share for the first half of 2008. At June 30, 2009, the Company’s consolidated assets totaled $704.8 million, representing a decrease of $2.3 million or 0.3%, as compared with total assets of $707.1 million at December 31, 2008. Loans and deposits totaled $592.3 million and $597.9 million, respectively at June 30, 2009. This compares with $584.0 million and $591.0 million, respectively, at December 31, 2008.

Greg Gibson, CEO stated, “During the second quarter of 2009, the core operations of the Company, as measured by our net interest margin and net interest income, continued to improve. For the quarter, the Company’s net interest margin increased to 3.51% as compared with 3.09% for the second quarter of 2008 and 3.25% for the first quarter of 2009. Accordingly, net interest income for the quarter increased to $5.9 million as compared with $4.9 million for the second quarter of 2008 and $5.5 million for the first quarter of 2009. Non-interest income also performed well during the quarter totaling $1.5 million as compared to $1.3 million recorded during the second quarter of 2008 and $1.6 million earned during the first quarter of 2009. Additionally, the Company’s provision for loan losses for the second quarter totaled $2.7 million as compared with $940 thousand during the second quarter of 2008 and $2.3 million during the first quarter of 2009.

However, during the period, the Company experienced a number of one time type events which impacted 1st Financial’s earnings for the quarter. These included a special FDIC assessment totaling approximately $328 thousand; a loss of $424 thousand associated the write off of stock of the Bank’s primary correspondent, Silverton Bank, which failed during the quarter; legal, accounting and other expenses associated with preparation for the merger with AB&T Financial Corporation in the amount of $140 thousand and a significant write down of collateral associated with a purchased loan participation totaling nearly $1.0 million. As a result of these events, non-interest expense for the second quarter increased to approximately $7.0 million as compared with $4.5 million during the same period in 2008 and $4.4 million during the first quarter of 2009. Clearly, the severity of the current recession continues to have a substantial negative impact on the Company’s performance. While we are disappointed with the second quarter we are pleased with the continued improvement in the core earnings of the Company and believe this will position us well for the eventual improvement in economic conditions.”

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100    Fax: 828-693-5008

This Press Release and its exhibits may contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” “opportunity,” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission from time to time. Other factors that could influence the accuracy of those forward-looking statements include, but are not limited to: (a) the financial success or changing strategies of our customers; (b) customer acceptance of our services, products and fee structure; (c) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against larger financial institutions in our banking market; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) our ability to manage our growth and to underwrite increasing volumes of loans; (f) the impact on our profits of increased staffing and expenses resulting from expansion; (g) changes in the interest rate environment and the level of market interest rates that reduce our net interest margin and/or the volumes and values of loans we make and securities we hold; (h) weather and similar conditions that affect our customers in the markets we serve; (i) changes in general economic or business conditions and the real estate market in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (j) other developments or changes in our business that we do not expect. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

About 1st Financial Services Corporation

Formed in May 2008, 1st Financial Services Corporation is the parent company of Mountain 1st Bank & Trust Company, and is currently traded on the Over The Counter Bulletin Board under the symbol FFIS. Established in mid 2004, Mountain 1st Bank and Trust is one of the fastest growing and most successful de novo community banks in the southeast. With over $700 million in assets, Mountain 1st Bank and Trust’s more than 170 employees serve ten counties in western North Carolina through fifteen full service branches. For more information, visit www.mountain1st.com.

SOURCE: 1st Financial Services Corporation

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100    Fax: 828-693-5008

1st Financial Services Corporation Selected Financial Highlights

	For the Six Months Ended June 30,		Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	2009	2008
Selected Income Statement Data and Ratios	(dollars in thousands except share and per share data)
(unaudited)

Net interest income	$11,457	$9,979	$1,478	14.81%
Provision for loan losses	4,975	1,625	3,350	206.15%
Noninterest income	3,063	2,618	445	17.00%
Noninterest expense	11,403	8,992	2,411	26.81%

Income (loss) before income taxes	(1,858)	1,980	(3,838)	(193.84)%
Income tax expense (benefit)	(773)	683	(1,456)	(213.18)%

Net income (loss)	(1,085)	1,297	(2,382)	(183.65)%
Accretion of preferred stock	101	—	101	n/a
Preferred dividends accrued	410	—	410	n/a

Net income (loss) available to common stockholders	$(1,596)	$1,297	(2,893)	(223.05)%

Net interest margin	3.38%	3.22%	0.16%	4.95%
Return on average assets	-0.31%	0.40%	-0.71%	(176.72)%
Return on average common equity	-6.72%	5.47%	-12.19%	(222.94)%
Efficiency ratio	78.53%	71.38%	7.15%	10.02%
Net charge-offs to average total loans, excluding held for sale	0.26%	0.07%	0.20%	288.22%
Nonperforming assets to period end loans and other real estate	3.45%	1.29%	2.16%	167.54%
Nonperforming assets to total assets	2.89%	1.05%	1.84%	174.43%
Net income (loss) per share:
Basic	$(0.32)	$0.26	(0.58)	(223.01)%
Diluted	$(0.32)	$0.25	(0.57)	(229.33)%
Weighted average shares outstanding:
Basic	4,998,929	4,997,027	1,902	0.04%
Diluted	4,998,929	5,253,788	(254,859)	(4.85)%

	For the Three Months Ended June 30,		Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	2009	2008
Selected Income Statement Data and Ratios	(dollars in thousands except share and per share data)
(unaudited)

Net interest income	$5,940	$4,922	$1,018	20.68%
Provision for loan losses	2,670	940	1,730	184.04%
Noninterest income	1,472	1,260	212	16.83%
Noninterest expense	7,009	4,483	2,526	56.35%

Income (loss) before income taxes	(2,267)	759	(3,026)	(398.68)%
Income tax expense (benefit)	(806)	251	(1,057)	(421.12)%

Net income (loss)	(1,461)	508	(1,969)	(387.60)%
Accretion of preferred stock	51	—	51	n/a
Preferred dividends accrued	205	—	205	n/a

Net income (loss) available to common stockholders	$(1,717)	$508	(2,225)	(437.99)%

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100    Fax: 828-693-5008

Net interest margin	3.51%	3.09%	0.42%	13.66%
Net income (loss) per share:
Basic	$(0.34)	$0.10	(0.44)	(437.74)%
Diluted	$(0.34)	$0.10	(0.44)	(454.76)%
Weighted average shares outstanding:
Basic	5,000,831	4,997,027	3,804	0.08%
Diluted	5,000,831	5,248,856	(248,025)	(4.73)%

	As of June 30, 2009	As of December 31, 2008	Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
Selected Balance Sheet Data	(unaudited)
	(dollars in thousands except share and per share data)

Total assets	$704,801	$707,136	$(2,335)	(0.33)%
Loans, including loans held for sale	592,261	584,033	8,228	1.41%
Allowance for loan losses	11,296	9,013	2,283	25.33%
Deposits	597,941	591,014	6,927	1.17%
Federal funds purchased and securities sold under agreements to repurchase	1,271	1,372	(101)	(7.36)%
Borrowings	40,000	48,000	(8,000)	(16.67)%
Shareholders’ equity	61,643	62,570	(927)	(1.48)%
Book value per common share	$9.23	$9.45	(0.22)	(2.33)%

+++End of Release+++

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100 Fax: 828-693-5008